UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under §240.14a-12

Cabela’s Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

FINAL CAB Letter to Local Officials

Dear [INSERT NAME],

Today, we announced that Cabela’s has entered into a merger agreement with Bass Pro Shops to combine our two companies. A copy of the press release we issued is attached.

A driving force behind this agreement is the highly complementary business philosophies, product offerings, expertise and geographic footprints of the two businesses. The combined companies will strive to provide a remarkably enhanced experience for customers, increased opportunities for team members and greater support for conservation activities.

We currently expect to complete the transaction in the first half of 2017, subject to regulatory approvals and other customary closing conditions. Until then, we will continue to operate as an independent company. Bass Pro Shops respects our deep roots – both in Nebraska and in all of the communities where we operate – as well as our unique culture that can be felt in Cabela’s stores across North America. They have also expressed their intention to celebrate and grow the Cabela’s brand and to continue to maintain important bases of operations in Sidney, Nebraska.

In connection with this announcement, we also announced that Cabela’s, upon closing of the transaction, will begin a multi-year partnership with Capital One under which Capital One will service the Cabela’s CLUB Visa card. Capital One intends to continue to operate the Cabela’s CLUB servicing center in Lincoln, Nebraska.

We recognize that you may have questions about this announcement. While we don’t have all of the answers right now, rest assured we, along with Bass Pro Shops, are committed to continuing to work collaboratively with you as we work to move forward with this transaction.

As always, we thank you for you continued support of Cabela’s. If you have any questions, please feel free to reach out to [me / your regular Cabela’s representative].

Sincerely,

[INSERT]

Additional Information Regarding the Transaction and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy the securities of Cabela’s Incorporated (the “Company”) or the solicitation of any vote or approval. This communication is being made in respect of the proposed merger transaction involving the Company, Bass Pro Group, LLC (“Bass Pro Group”) and a wholly-owned subsidiary of Bass Pro Group. The proposed merger of the Company will be submitted to the stockholders of the Company for their consideration. In connection therewith, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a definitive proxy statement. However, such documents are not currently available. The definitive proxy statement will be mailed to the stockholders of the Company. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at www.cabelas.com under the heading “SEC Filings” in the “Investor Relations” portion of the Company’s website. Stockholders of the Company may also obtain a free copy of the definitive proxy statement and any filings with the SEC that are incorporated by reference in the definitive proxy statement by contacting the Company’s Investor Relations Department at (308) 255-7428.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the fiscal year ended January 2, 2016 and Amendment No. 1 thereto, which were filed with the SEC on February 22, 2016 and April 29, 2016, respectively, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation of the stockholders of the Company and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.